ARTICLES OF AMENDMENT

     ADVANTAGE FUNDS, INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The charter of the Corporation is hereby amended by redesignating (i) Dreyfus Premier International Value Fund as Dreyfus International Value Fund and the issued and unissued shares of Dreyfus Premier International Value Fund as Dreyfus International Value Fund shares of the relevant class, (ii) Dreyfus Premier Midcap Value Fund as Dreyfus Midcap Value Fund and the issued and unissued shares of Dreyfus Premier Midcap Value Fund as Dreyfus Midcap Value Fund shares of the relevant class, (iii) Dreyfus Premier Future Leaders Fund as Dreyfus Future Leaders Fund and the issued and unissued shares of Dreyfus Premier Future Leaders Fund as Dreyfus Future Leaders Fund shares of the relevant class, (iv) Dreyfus Premier Global Absolute Return Fund as Dreyfus Global Absolute Return Fund and the issued and unissued shares of Dreyfus Premier Global Absolute Return Fund as Dreyfus Global Absolute Return Fund shares of the relevant class, (v) Dreyfus Premier Select Midcap Growth Fund as Dreyfus Select Midcap Growth Fund and the issued and unissued shares of Dreyfus Premier Select Midcap Growth Fund as Dreyfus Select Midcap Growth Fund shares of the relevant class, (vi) Dreyfus Premier Strategic Value Fund as Dreyfus Strategic Value Fund and the issued and unissued shares of Dreyfus Premier Strategic Value Fund as Dreyfus Strategic Value Fund shares of the relevant class, (vii) Dreyfus Premier Structured Large Cap Value Fund as Dreyfus Structured Large Cap Value Fund and the issued and unissued shares of Dreyfus Premier Structured Large Cap Value Fund as Dreyfus Structured Large Cap Value Fund shares of the relevant class, (viii) Dreyfus Premier Structured Midcap Fund as Dreyfus Structured Midcap Fund and the issued and unissued shares of Dreyfus Premier Structured Midcap Fund as Dreyfus Structured Midcap Fund shares of the relevant class, (ix) Dreyfus Premier Technology Growth Fund as Dreyfus Technology Growth Fund and the issued and unissued shares of Dreyfus Premier Technology Growth Fund as Dreyfus Technology Growth Fund shares of the relevant class, and (x) Dreyfus Premier Total Return Advantage Fund as Dreyfus Total Return Advantage Fund and the issued and unissued shares of Dreyfus Premier Total Return Advantage Fund as Dreyfus Total Return Advantage Fund shares of the relevant class.

     SECOND: The foregoing amendment to the charter of the Corporation was approved by a majority of the entire Board of Directors; the foregoing amendment is limited to changes expressly permitted by Section 2-605 of Subtitle 6 of Title II of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

     IN WITNESS WHEREOF, Advantage Funds, Inc. has caused this instrument to be signed in its name and on its behalf by its Vice President who acknowledges these Articles of

Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties of perjury.

ADVANTAGE FUNDS, INC.

By:/s/Jeff Prusnofsky
Jeff Prusnofsky
Vice President

WITNESS:

/s/John B. Hammalian

John B. Hammalian
Assistant Secretary